SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                        March & McLennan Companies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

[MMC LOGO]


                                      2002
                                      Notice of Annual Meeting
                                      And Proxy Statement

[MMC LETTERHEAD]


Dear MMC Stockholder:

You are cordially invited to attend our annual meeting of stockholders at 10:00 a.m. on Thursday, May 16, 2002 in the auditorium on the second floor at 1221 Avenue of the Americas, New York, New York.

In addition to the matters described in the attached proxy statement, we will report on our Company's activities during 2001. You will have an opportunity to ask questions and to meet your directors and executives.

Whether you plan to come to the annual meeting or not, your representation and vote are important, and your shares should be voted. Please complete, sign, date and return the enclosed proxy card promptly. You also may vote by telephone, or electronically over the Internet, by following the instructions on your proxy card.

We look forward to seeing you at the meeting. Your vote is important to us.

                                                  Very truly yours,

                                                  /s/ Jeffrey W. Greenberg

                                                  Jeffrey W. Greenberg
                                                  Chairman
March 29, 2002

                        MARSH & MCLENNAN COMPANIES, INC.
                           1166 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10036-2774




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       AND
                                 PROXY STATEMENT

     TIME:

             10:00 a.m. Local Time

     DATE:

             May 16, 2002

     PLACE:

             Second Floor Auditorium
             1221 Avenue of the Americas
             New York, New York

     PURPOSE:

           o Elect six persons to serve as Class II directors

           o Ratify the appointment of Deloitte & Touche LLP as independent auditors

           o Conduct other business if properly raised

     Only stockholders of record on March 20, 2002 may vote at the meeting. This proxy solicitation material is being mailed to stockholders on or about March 29, 2002 with a copy of MMC's 2001 Annual Report, which includes financial statements for the period ended December 31, 2001.

     YOUR VOTE IS IMPORTANT. YOU MAY CAST YOUR VOTE BY MAIL, TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.



/s/ Gregory Van Gundy

GREGORY VAN GUNDY
SECRETARY


MARCH 29, 2002

                               GENERAL INFORMATION

WHO MAY VOTE

     Holders of our common stock, as recorded in our stock register on March 20, 2002, may vote at the meeting. As of that date, there were 271,603,092 shares of common stock outstanding and entitled to one vote per share. A list of stockholders will be available for inspection for at least ten days prior to the meeting at the principal executive offices of MMC at 1166 Avenue of the Americas, New York, New York.

HOW TO VOTE

     You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

     Most stockholders have a choice of voting by using a toll free number, over the Internet or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

HOW PROXIES WORK

     The Company's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment thereof, in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposal or abstain from voting.

     If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of item 2.

     As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with applicable federal securities laws, the persons named in the proxy will vote according to their best judgment.

SOLICITATION

     In addition to this mailing, proxies may be solicited personally, electronically or by telephone. We pay the costs of soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

REVOKING A PROXY

     You may revoke your proxy before it is voted by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying the Company's Secretary in writing.

QUORUM AND CONDUCT OF MEETING

     In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

     The Chairman has broad authority to conduct the annual meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the Chairman has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

     Only shareholders, their proxy holders, and MMC's guests may attend the meeting. Verification of ownership may be required at the admissions desk. If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on March 20, 2002, the record date for voting.

VOTES NEEDED

     Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast FOR are elected as directors up to the maximum number of directors to be chosen at the meeting. Votes withheld from any director will not be counted in such director's favor.

     All other matters to be acted on at the meeting require the affirmative vote of a majority of the shares of MMC stock present or represented and entitled to vote at the meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will be treated as present and entitled to vote for purposes of the preceding sentence, while broker nonvotes will not. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the New York Stock Exchange. Broker nonvotes will be counted for purposes of determining the presence of a quorum for the transaction of business.

ITEM 1

                              ELECTION OF DIRECTORS

     The Board is divided into three classes. The regular terms of office for the Class II, Class III and Class I directors expire at the 2002, 2003 and 2004 annual meetings of stockholders, respectively. Six persons are to be elected at the meeting to hold office as Class II directors for a term of three years and until their respective successors are elected and qualified. The remaining Class I and Class III directors will not be elected at the meeting as their respective terms will continue.

     Mr. Morton O. Schapiro is a new nominee standing for election as a Class II director.

     Each director has served as a director since the year  indicated.  Mr. John
D. Ong, a Class II director, resigned from the Board on February 12, 2002 upon being named U.S. Ambassador to Norway.

     In the unexpected event that any nominee should become unavailable to serve as a director prior to the meeting for any reason, the persons designated as proxies reserve full discretion to cast their votes for another person whom the Board might designate in substitution.

The Board recommends you vote FOR each of the following candidates:

                         NOMINEES FOR CLASS II DIRECTORS
                            (TERMS EXPIRING IN 2005)

[PHOTO OF JEFFREY W. GREENBERG)

JEFFREY W. GREENBERG*                                   DIRECTOR SINCE 1996

Mr. Greenberg, age 50, became Chairman of the Board of MMC in 2000, having been named Chief Executive Officer in 1999. He was President of MMC from 1999 until becoming Chairman. Mr. Greenberg became Chairman of MMC Capital, Inc., a subsidiary of MMC, in 1996. He joined MMC in 1995. Mr. Greenberg is a member of the Board of The Brookings Institution and a trustee of Brown University, the Spence School in New York City and New York-Presbyterian Hospital, as well as a member of the Council on Foreign Relations and The Trilateral Commission.


[PHOTO OF STEPHEN R. HARDIS]
STEPHEN R. HARDIS**                                     DIRECTOR SINCE 1998

Mr. Hardis, age 66, is Chairman of Axcelis Technologies, Inc. He retired as Chairman and Chief Executive Officer of Eaton Corporation in 2000. He joined Eaton Corporation in 1979. Mr. Hardis is a director of American Greetings Corporation, Apogent Technologies Inc., Lexmark International Corporation, Nordson Corporation, Progressive Corporation and Steris Corporation and a trustee of the Cleveland Clinic and the Cleveland Orchestra.


[PHOTO OF THE RT. HON. LORD LANG OF MONKTON]
THE RT. HON. LORD LANG OF MONKTON, DL* ***              DIRECTOR SINCE 1997

Lord Lang, age 61, is a citizen of the United Kingdom and was a member of the British Parliament from 1979 to 1997, serving in the Cabinet as Secretary of State for Scotland from 1990 to 1995 and as President of the Board of Trade and Secretary of State for Trade and Industry from 1995 to 1997. He is chairman of BFS US Special Opportunities Trust plc, Murray tmt plc and Thistle Mining Inc., as well as deputy chairman of European Telecom plc, and a non-executive director of Second Scottish National Trust plc.

[PHOTO OF MORTON O. SCHAPIRO]
MORTON O. SCHAPIRO                                      NEW NOMINEE

Mr. Schapiro, age 48, became president of Williams College in Williamstown, Massachusetts in 2000. From 1994 until 2000 he served as Dean of the College of Letters, Arts and Sciences at the University of Southern California and from 1999 to 2000 he also served as the University's vice president for planning. Mr. Schapiro is a director of MAI Systems Corp. and a trustee of The WM Group of Funds, a management subsidiary of Washington Mutual Bank. He also serves on the Boards of the Williamstown Theater Festival and the Sterling & Francine Clark Art Institute.


[PHOTO OF ADELE SIMMONS]
ADELE SIMMONS* **                                       DIRECTOR SINCE 1978

Mrs. Simmons, age 60, is Vice Chair of Chicago Metropolis 2020 and a senior associate of the Center for International Studies at the University of Chicago. She served as President of the John D. and Catherine T. MacArthur Foundation from 1989 to 1999. She is a director of The Field Museum, Environmental Defense, Synergos Institute, the Rocky Mountain Institute, the Global Fund for Women, the Chicago Public Education Fund, the Union of Concerned Scientists and the American Prospect. She is Chair of the Committee to Visit the Graduate School of Education at Harvard University and a member of the Advisory Board of the World Bank Institute.


[PHOTO OF A. J. C. SMITH]
A. J. C. SMITH*                                         DIRECTOR SINCE 1977

Mr. Smith, age 67, retired in 2000 as Chairman of the Board of MMC, a position he held since 1992. He served as Chief Executive Officer of MMC from 1992 to 1999. Mr. Smith is a trustee of the various mutual funds managed by Putnam Investment Management, LLC, a subsidiary of MMC. He is also chairman of the Central Park Conservancy, a member of the Board of Trustees of the Carnegie Hall Society, Inc., the Educational Broadcasting Corporation in New York City and the National Museums of Scotland (Edinburgh). Mr. Smith is also a member of the Board of Overseers of the Joan and Sanford I. Weill Graduate School of Medical Sciences of Cornell University.


                         CONTINUING CLASS III DIRECTORS
                            (TERMS EXPIRING IN 2003)

[PHOTO OF PETER COSTER]
PETER COSTER                                            DIRECTOR SINCE 1988

Mr. Coster, age 62, is President and Chief Executive Officer of Mercer Consulting Group, Inc., a subsidiary of MMC. He joined Mercer in 1984 upon its acquisition of a U.K. consulting firm that Mr. Coster had joined in 1962. He is a trustee of The Foundation Fighting Blindness.

[PHOTO OF CHARLES A. DAVIS]
CHARLES A. DAVIS                                        DIRECTOR SINCE 2000

Mr. Davis, age 53, was appointed Vice Chairman of MMC in 1999 and has been serving as President of MMC Capital, Inc., a subsidiary of MMC, since 1998 and as its Chief Executive Officer since 1999. Prior to joining MMC, Mr. Davis was a senior director and limited partner at Goldman Sachs. During his 23-year career at Goldman Sachs, he had been head of investment banking services worldwide, a member of the international executive committee and a general partner. Mr. Davis is a director of Media General, Inc., Progressive Corporation and Merchants Bancshares, Inc. He is a trustee of the University of Vermont.


[PHOTO OF GWENDOLYN S. KING]
GWENDOLYN S. KING**                                     DIRECTOR SINCE 1998

Ms. King, age 61, is president of Podium Prose in Washington, D.C. She was senior vice president, corporate and public affairs at Peco Energy from 1992 until 1998. From 1989 to 1992, she served as commissioner of the Social Security Administration in the U.S. Department of Health and Human Services. In 2001, Ms. King was appointed by President George W. Bush to the President's Commission to Strengthen Social Security. Ms. King is a director of Countrywide Credit
Industries, Inc., Lockheed Martin Corporation, Monsanto Company, Pharmacia Corporation and the National Association of Corporate Directors and a member of the George Washington University Council on American Politics.


[PHOTO OF LAWRENCE J. LASSER]
LAWRENCE J. LASSER                                      DIRECTOR SINCE 1987

Mr. Lasser, age 59, is President and Chief Executive Officer of Putnam Investments, LLC, a subsidiary of MMC. He joined Putnam in 1969. Mr. Lasser is a trustee of the various mutual funds managed by Putnam Investment Management, LLC. He is a member of the Board of Governors of the Investment Company Institute, a member of the Board of Trustees of the Museum of Fine Arts (Boston), a trustee and member of the finance and executive committees of Beth Israel/Deaconess Medical Center in Boston, a member of the Commercial Club of Boston, the CareGroup Board of Managers Investment Committee and the Council on Foreign Relations, and a member of the Board of Directors of the United Way of Massachusetts Bay.


[PHOTO OF DAVID A. OLSEN]
DAVID A. OLSEN                                          DIRECTOR SINCE 1997

Mr. Olsen, age 64, served as Chairman and Chief Executive Officer of Johnson & Higgins prior to its business combination with MMC in 1997. Mr. Olsen joined Johnson & Higgins in 1966. He served as Vice Chairman of MMC from May 1997 until December 1997. Mr. Olsen is a member of the Board of Trustees of Bowdoin College, and a member of the boards of U.S. Trust Corporation, Sharon (Connecticut) Hospital, India House and New York's South Street Seaport Museum.


[PHOTO OF JOHN T. SINNOTT]
JOHN T. SINNOTT                                         DIRECTOR SINCE 1992

Mr. Sinnott, age 62, became Chairman and Chief Executive Officer of Marsh Inc., a subsidiary of MMC, in 1999. Mr. Sinnott has held various executive positions with MMC including as Vice Chairman and Chief Executive Officer of J&H Marsh & McLennan, Inc., and prior to that as President and Chief Executive Officer of Marsh & McLennan, Incorporated. He joined Marsh & McLennan, Incorporated in 1963.

                          CONTINUING CLASS I DIRECTORS
                            (TERMS EXPIRING IN 2004)

[PHOTO OF LEWIS W. BERNARD]
LEWIS W. BERNARD* ***                                   DIRECTOR SINCE 1992

Mr. Bernard, age 60, is Chairman of Classroom, Inc., a non-profit educational corporation. He retired in 1991 from Morgan Stanley & Co., Inc., where for almost 30 years he held numerous positions, including that of chief administrative and financial officer. Mr. Bernard is chairman of the board of the American Museum of Natural History and the John and Mary R. Markle Foundation. He is vice chairman of the J. Paul Getty Trust and a trustee of The Andrew W. Mellon Foundation.


[PHOTO OF MATHIS CABIALLAVETTA]
MATHIS CABIALLAVETTA                                    DIRECTOR SINCE 2000

Mr. Cabiallavetta, age 57, was appointed Vice Chairman of MMC in 1999. Prior thereto he was chairman of the board of directors of UBS A.G. He is a past member of the board of the Swiss National Bank, the International Capital Markets Advisory Committee of the Federal Reserve Bank and the International Advisory Board of the World Economic Forum, Davos. He also served as a vice chairman of the board of directors of the Swiss Bankers Association. He is a director of HBM BioVentures AG in Switzerland.


[PHOTO OF ROBERT F. ERBURU]
ROBERT F. ERBURU***                                     DIRECTOR SINCE 1996

Mr. Erburu, age 71, retired as Chairman of the Board of The Times Mirror Company, a Los Angeles-based news and information company, on January 1, 1996, a position he had held since 1986. Mr. Erburu served as Chief Executive Officer of The Times Mirror Company from 1981 to 1995. He is Chairman of the Boards of the National Gallery of Art, the Pacific Council on International Policy and the Board of Councilors of the College of Letters, Arts and Science of the University of Southern California. He is also Chairman Emeritus of the Huntington Library and the J. Paul Getty Trust and a trustee of The William and Flora Hewlett Foundation, the Ahmanson Foundation, the Ralph M. Parson
Foundation, the Fletcher Jones Foundation and the Carrie Estelle Doheny Foundation.


[PHOTO OF OSCAR FANJUL]
OSCAR FANJUL**                                          DIRECTOR SINCE 2001

Mr. Fanjul, age 52, is Chief Executive Officer of Omega-Capital, a private investment firm in Spain. He was the first chairman and chief executive officer of Repsol, S.A. from its creation in 1986 until 1996 and is currently honorary chairman of the company. He was Chairman of N.H. Hotels from 1997 until 1999 and of Hidroelectrica del Cantabrico from 1999 to 2001. Mr. Fanjul is a member of the boards of Banco Bilbao Vizcaya Argentaria (BBVA), Acerinox, Tecnicas Reunidas, the London Stock Exchange and Unilever (Advisory director). He is also a member of MMC's International Advisory Board, an international advisor to Goldman Sachs, and a member of the European Advisory Board of The Chubb Corporation.

[PHOTO OF RAY J. GROVES]
RAY J. GROVES                                           DIRECTOR SINCE 1994

Mr. Groves, age 66, was named senior advisor to MMC in August 2001 and became President and Chief Operating Officer of Marsh Inc. in October 2001. Prior to joining MMC, he was Chairman of Legg Mason Merchant Banking, Inc., a position he held since 1995. Mr. Groves retired in 1994 from Ernst & Young where he had held numerous positions for 37 years, including the last 17 years as Chairman and Chief Executive Officer. He is a director of American Water Works Company, Inc., Boston Scientific Corporation and Electronic Data Systems Corporation. He is also a managing director, treasurer and secretary of the Metropolitan Opera Association and a director and former chairman of The Ohio State University Foundation.


----------
*    Member of the Executive Committee, of which Mr. Greenberg is Chairman.
**   Member of the Audit Committee, of which Mr. Hardis is Chairman.
***  Member of the Compensation Committee, of which Mr. Bernard is Chairman.



DIRECTORS' COMPENSATION

     As compensation for their services, Messrs. Bernard, Erburu, Fanjul, Hardis, Lang, Olsen, and Smith, and Ms. King and Mrs. Simmons, each receive a basic retainer of $40,000 per year and an annual grant of 900 shares of stock (the "Annual Stock Grant"). These directors also receive a fee of $1,000, and reimbursement of related expenses for each meeting of the Board or a committee they attend. The chairman of each committee (other than Mr. Greenberg as Chairman of the Executive Committee) receives an additional retainer of $5,000 per year; other members of committees receive an additional retainer of $2,000 per year. Directors who are also employees receive no specific compensation for their services as directors or members of any committee.

     Under the terms of MMC's Directors Stock Compensation Plan, the directors receive twenty-five percent of the basic retainer in shares of stock at the fair market value thereof, as well as their Annual Stock Grant on each June 1. The balance of their compensation (including attendance fees and committee retainers) is paid in shares of stock or cash as the director elects. The directors may defer receipt of all or a portion of their compensation to be paid in shares until the year following either their retirement from the Board or a specified earlier date.

     In 1999, directors were permitted to invest on an after-tax, out-of-pocket basis in a fund that is a limited partner of Trident II, L.P. ("Trident II"), a $1.4 billion private equity fund managed by MMC Capital. Neither the directors nor their fund are required to pay a carried interest or other fee in connection with their investments.

     As of June 1, 2000 MMC has had a Consulting Agreement with A.J.C. Smith, pursuant to which Mr. Smith provides certain advisory and consultative services for MMC or its affiliates; serves as Chairman of MMC's International Advisory Board and is a Trustee of various Putnam Funds. For these services MMC pays him $1,250,000 per year plus support and other services and business expense reimbursement. On May 24, 2001 the term of this Agreement was extended to continue through May 31, 2002. For services rendered in 2001, Mr. Smith was awarded a bonus of $1,250,000.

     Mr. Fanjul, prior to joining MMC's Board of Directors, was paid $37,500 in 2001 for his services as a member of MMC's International Advisory Board. Mr. Fanjul continues to serve on MMC's International Advisory Board but receives no additional compensation for such service.

BOARD COMMITTEES AND MEETINGS

     THE EXECUTIVE COMMITTEE has all the powers of the Board, when it is not in session, in the management of the business and affairs of MMC, except as otherwise provided in MMC's by-laws or in resolutions of the Board and under applicable law. The Executive Committee held no meetings during 2001.

     THE AUDIT COMMITTEE assists the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to stockholders and the Securities and Exchange Commission ("SEC");
(ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Audit Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Board of Directors has determined that all members of the Audit Committee are independent as required by the applicable listing standards of the New York Stock Exchange. The Audit Committee is required to meet at least four times annually and as many additional times as the Audit Committee deems necessary. The Audit Committee held seven meetings during 2001.

     THE COMPENSATION COMMITTEE determines the compensation of MMC's Chief Executive Officer, approves the compensation of other senior executives of MMC and approves the retention by MMC of consultants, as may be required, on matters relating to the compensation of the Chief Executive Officer and senior executives of MMC. In addition, the Compensation Committee administers MMC's stock-based award plans. The Compensation Committee held eight meetings during 2001.

     THE BOARD held eight meetings during 2001. The average attendance by directors at the meetings of the Board and committees thereof was 95.7% and all directors attended at least 75% of the meetings of the Board and committees on which they served.

EMPLOYMENT AGREEMENTS

     Putnam Investments ("Putnam"), a subsidiary of MMC, has an employment agreement with Lawrence J. Lasser, its President and Chief Executive Officer (the "Lasser Agreement") dated December 31, 1997, and amended in 2001. The term of the Lasser Agreement expires on December 31, 2005. MMC has certain obligations and has guaranteed Putnam's obligations under the Lasser Agreement. MMC has also agreed to use its best efforts to include Mr. Lasser on the management slate of nominees for directors when his current term expires at the 2003 Annual Meeting of Stockholders.

     Under the Lasser Agreement, Mr. Lasser receives an annual salary of $1,000,000 and is eligible for annual bonuses under MMC's Senior Management Incentive Compensation Plan. Upon his retirement (or at the time he is no longer subject to certain limitations imposed by the Internal Revenue Code with respect to the tax deductibility of his compensation ("162(m) Limitations")), Mr. Lasser will receive a special retirement benefit in consideration for a non-competition covenant and post-employment consulting arrangement. The then estimated present value equivalent of this benefit, $15,000,000, is deemed invested from December 31, 1997 in various Putnam funds.

     In March 2001, Mr. Lasser received options to acquire 50,000 shares of MMC stock, 100,000 restricted stock units of Putnam ("Putnam Restricted Stock Units") relating to Class B common shares of Putnam ("Class B Shares") and options ("Putnam Options") expiring on March 15, 2011 to acquire 50,000 Class B shares. Mr. Lasser is entitled to an additional award of options on 50,000 shares of MMC stock in March of each of 2002, 2003 and 2004; and an additional award of options on 50,000 Class B Shares in March of 2002. The options all become exercisable 25% a year beginning one year from grant or upon the happening of certain corporate events. The grant of Putnam restricted stock units includes the right to receive dividend equivalents equal in value to dividends paid on outstanding Putnam class A common shares.

     Pursuant to the Lasser Agreement, Mr. Lasser was also granted a deferred special payment ("Putnam Fund Payment") equal to the value, as of February 15, 2001, of 150,000 MMC shares. Such amount is deemed invested in Putnam funds in accordance with Mr. Lasser's direction and vests on December 31, 2005. The Putnam Fund Payment shall be paid to Mr. Lasser on the later of

December 31, 2005 or the date upon which he is no longer subject to 162(m) Limitations, unless Mr. Lasser is terminated for cause or terminates his own employment (other than for "Good Cause") prior to December 31, 2005. The Putnam Fund Payment will be forfeited if Mr. Lasser violates the non-competition covenant. This payment will vest and become payable upon Mr. Lasser's termination of employment due to death, disability, Good Cause, or by Putnam or MMC without cause.

     If Mr. Lasser's employment is terminated by Putnam or MMC without cause or if he terminates his employment for "Good Cause", Mr. Lasser will receive a payment equal to his base salary and annual bonus for the balance of the term of the Lasser Agreement. The Lasser Agreement provides for accelerated vesting, or forfeiture of Putnam restricted stock units, Putnam options, MMC restricted stock units and MMC options upon certain terminations of Mr. Lasser's employment. Equity based awards granted pursuant to the original employment agreement, which would have expired on December 31, 2001, are not forfeited upon employment terminating after that date.

     If any payments under the Lasser Agreement attributable to (i) the Putnam options to acquire 175,000 Class B shares granted on December 31, 1997, (ii) the 150,000 Putnam restricted stock units vesting on December 31, 2001, (iii) the MMC options, (iv) MMC restricted stock units, or (v) the Putnam Fund Payment are subject to the excise tax imposed under the Federal tax laws, MMC will increase the payment to Mr. Lasser as necessary to restore him to the same after-tax position had the excise tax not been imposed.

     "Good Cause" is defined generally to include (a) an uncured breach by Putnam or MMC of a material term of the Lasser Agreement; (b) a relocation of Putnam's executive offices or a reassignment of Mr. Lasser to a location outside of the Boston area; (c) the failure to pay Mr. Lasser a minimum annual bonus equal to the sum of (i) two times the bonus amount corresponding to a pre-assigned partnership interest of 5% under Putnam's Partners Incentive
Compensation Plan with a specified base partnership percentage plus (ii) an amount corresponding to one unit under Putnam's Operating Heads Incentive Compensation Plan; (d) failure to grant the additional equity-based awards described above; (e) a change in control of MMC (as described in footnote 3 to the "Summary Compensation Table" below); or (f) a change in control of Putnam (defined to mean that MMC no longer owns more than 50% of Putnam).

     MMC has an agreement with Ray J. Groves, the President and Chief Operating Officer of Marsh Inc. Pursuant to the terms of the agreement, which expires in August of 2004, Mr. Groves receives an annual salary of $800,000 subject to annual review, a guaranteed cash bonus for 2001 of $250,000 and beyond 2001 is eligible for a bonus consistent with that provided for MMC's senior executives and reflecting both Company and individual performance. Upon his employment in August 2001, Mr. Groves received 10,000 shares of MMC restricted stock and options to purchase 100,000 shares of MMC stock, subject to certain vesting requirements, and is eligible for future grants of restricted stock and options.


                               SECURITY OWNERSHIP

The following table reflects the number of shares of stock beneficially owned by persons known to MMC to own more than 5% of the outstanding shares:

                                                AMOUNT           PERCENT OF
                                             BENEFICIALLY    STOCK OUTSTANDING
NAME AND ADDRESS                                OWNED       AT DECEMBER 31, 2001
--------------------------------             ------------   --------------------
Wellington Management Company, LLP(1) ....    14,137,449           5.15%
75 State Street
Boston, MA 02109

----------
(1) Based upon the number of shares listed in a Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company, LLP on February 12, 2002.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table reflects as of February 28, 2002 (except with respect to interests in MMC's Stock Investment Plan and Stock Investment Supplemental Plan, which are as of December 31, 2001) the number of shares of common stock which each director, each nominee and each named executive officer has reported as owning beneficially or otherwise having a pecuniary interest in, and which all directors, nominees and executive officers of MMC have reported as owning beneficially as a group.

                                                    AMOUNT AND NATURE OF
                                                  BENEFICIAL OWNERSHIP (1)
                                           -------------------------------------
                                           SOLE VOTING    OTHER THAN
                                                AND      SOLE VOTING
                                            INVESTMENT  AND INVESTMENT
NAME                                           POWER       POWER (2)     TOTAL
----                                       ----------   -------------- ---------
Lewis W. Bernard .........................      3,000         25,370      28,370
Mathis Cabiallavetta .....................        563        153,121     153,684
Peter Coster .............................     20,405        435,891     456,296
Charles A. Davis .........................     11,374        243,262     254,636
Robert F. Erburu .........................          0         17,247      17,247
Oscar Fanjul .............................         97              0          97
Jeffrey W. Greenberg .....................     50,137        718,707     768,844
Ray J. Groves ............................      1,747         33,103      34,850
Stephen R. Hardis ........................      1,000          4,922       5,922
Gwendolyn S. King ........................          0          3,703       3,703
Lord Lang ................................      2,129            900       3,029
Lawrence J. Lasser .......................          0        413,749     413,749
David A. Olsen ...........................    226,967         95,018     321,985
Morton O. Schapiro .......................          0              0           0
Adele Simmons ............................    118,607         92,560     211,167
John T. Sinnott ..........................     49,278        437,726     487,005
A.J.C. Smith .............................    548,739      1,072,577   1,621,316
All directors, nominees and
  executive officers as a group,
  including the above (20 individuals) ...  1,049,728      4,124,022   5,173,750

----------
(1) As of February 28, 2002, no director or named executive officer beneficially owned more than 1% of the outstanding stock, and all directors and executive officers as a group beneficially owned approximately 1.63% of the outstanding stock.

(2) Includes shares of stock: (i) that are held in the form of shares of restricted stock; (ii) that are held indirectly for the benefit of such individuals or jointly, or directly or indirectly for certain members of such individuals' families, with respect to which beneficial ownership in certain cases may be disclaimed; and (iii) that represent such individuals' interests in MMC's Stock Investment Plan. Also includes MMC stock units that are subject to issuance in the future with respect to the Directors Stock Compensation Plan, cash bonus deferral plans, MMC's Stock Investment Supplemental Plan or restricted stock units in the following aggregate amounts: Mr. Bernard, 25,370 shares; Mr. Cabiallavetta, 40,142 shares; Mr. Coster, 65,849 shares; Mr. Davis, 53,894 shares; Mr. Erburu, 17,247 shares; Mr. Greenberg, 57,829 shares; Mr. Groves, 23,103 shares; Mr. Hardis, 4,922 shares; Ms. King, 3,503 shares; Mr. Lasser, 208,049 shares; Mrs. Simmons, 12,214 shares; Mr. Sinnott, 86,960 shares; Mr. Smith, 48,513 shares; and all directors and executive officers as a group, 711,781 shares. Additionally, includes shares of stock which may be acquired on or before April 30, 2002 through the exercise of stock options as follows: Mr.
     Cabiallavetta, 112,500 shares; Mr. Coster, 295,000 shares; Mr. Davis, 172,500 shares; Mr. Greenberg, 592,500 shares; Mr. Lasser, 132,500 shares; Mr. Sinnott, 227,500 shares; Mr. Smith, 1,000,000 shares; and all directors and executive officers as a group, 2,772,500 shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth cash and other compensation paid or accrued for services rendered in 2001, 2000 and 1999 to the Chief Executive Officer and each of the other five most highly compensated executive officers of MMC.

                                    ANNUAL COMPENSATION                             LONG TERM COMPENSATION
                            -----------------------------------------  ---------------------------------------------------
         NAME AND                                        OTHER ANNUAL    RESTRICTED   SECURITIES    LTIP       ALL OTHER
         PRINCIPAL                                       COMPENSATION      STOCK      UNDERLYING   PAYOUTS    COMPENSATION
         POSITION           YEAR  SALARY($)  BONUS($)(1)    ($)(2)     AWARDS ($)(3)  OPTIONS (#)   ($)(4)       ($)(5)
--------------------------  ----  ---------  ----------  ------------  ------------   ----------   ---------  ------------
Jeffrey W. Greenberg ...... 2001  1,200,000   2,500,000    188,642       2,339,118      200,000           --      48,902
Chairman and Chief          2000  1,200,000   1,500,000         --       4,101,064      200,000      350,000      48,900
Executive Officer           1999  1,000,000   1,300,000         --       1,181,528      150,000    1,467,374      41,750
Marsh & McLennan
Companies, Inc.

Lawrence J. Lasser ........ 2001  1,000,000  17,000,000         --       1,000,003       50,000           --     253,000
President                                                               10,627,000(6)    50,000(7)
Putnam Investments, LLC     2000  1,000,000  33,000,000         --       1,000,028           --           --     243,000
                            1999  1,000,000  26,000,000         --          77,139           --           --     150,000
                                                                         8,081,850(6)   105,000(7)

John T. Sinnott ........... 2001    900,000   1,200,000    165,943       1,380,953       60,000           --      51,300
Chairman                    2000    900,000     800,000    180,894       1,250,027       50,000           --      51,300
Marsh Inc.                  1999    850,000     550,000    226,347         892,066       50,000           --      48,450

Peter Coster .............. 2001    950,000     750,000    198,051       1,791,943       70,000           --      54,863
President                   2000    900,000     800,000    132,921       1,227,165       60,000           --      51,975
Mercer Consulting           1999    850,000     650,000    230,329         813,634       50,000           --      49,088
Group, Inc.

Mathis Cabiallavetta ...... 2001    800,000     875,000         --       1,316,413      100,000           --      46,200
Vice Chairman               2000    700,000     800,000         --       1,053,505      100,000           --      27,125
Marsh & McLennan            1999    433,333     600,000         --         553,438       50,000           --          --
Companies, Inc.

Charles A. Davis .......... 2001    800,000     875,000         --       1,346,413      100,000           --      32,001
Vice Chairman               2000    750,000     800,000         --       1,227,561      100,000      105,000      30,000
Marsh & McLennan            1999    675,000     650,000         --         843,731       50,000      699,680      24,000
Companies, Inc.
President
MMC Capital, Inc.

----------
(1) Mr. Davis deferred a portion of his bonus in respect of 1999, 2000 and 2001, and Mr. Lasser deferred a portion of his bonus in respect of 2000, pursuant to plans under which participants may elect to invest their deferred amounts on a notional basis in various investment alternatives, including indirectly in private equity funds managed by MMC subsidiaries and affiliated firms.

(2) Represents payments to cover tax liabilities arising from funding annuities under the Benefit Equalization and Supplemental Retirement Programs, which are part of MMC's United States retirement program.

(3) At December 31, 2001, each individual in the Summary Compensation Table had outstanding shares of restricted stock and restricted stock units of MMC with an aggregate value as follows: Mr. Greenberg, 66,650 shares and 56,746 units worth $7,161,543 and $6,097,358, respectively; Mr. Lasser, 84,900 shares and 208,049 units worth $9,122,505 and $22,354,865, respectively; Mr. Sinnott, 81,700 shares and 63,373 units worth $8,778,665 and $6,809,429, respectively; Mr. Coster, 84,200 shares and 36,700 units worth $9,047,290 and $3,943,415, respectively; Mr. Cabiallavetta, 30,616 units worth $3,289,689 and Mr. Davis, 16,300 shares and 33,821 units worth $1,751,435 and $3,634,060 respectively. Holders of shares of restricted stock receive the same dividends as those paid on the outstanding shares of stock and such shares generally vest on the January 1 following the tenth anniversary of the date of grant. Holders of restricted stock units receive dividend equivalents that are equal in value to dividends paid on the outstanding shares of common stock and such units generally vest three years from the date of grant. Vesting of restricted stock and restricted stock units may be accelerated upon a change in control. "Change in Control" of MMC means generally any "person" owning securities with 50% or more of the voting power of MMC; within a two-year period (with certain exceptions) a change in directors constituting a majority of the Board; a merger or consolidation of MMC resulting in MMC stockholders not owning securities with 50% or more of the voting power of the surviving entity; or approval of an agreement for the sale or disposition of all or substantially all of MMC's assets. Under the MMC Special Severance Pay Plan, holders of restricted stock or awards in lieu of restricted stock with at least 10 years of service will receive payment in shares of stock upon forfeiture of their award if their employment with MMC terminates. The amount of such payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, and is subject to execution of a non-solicitation agreement.

(4) Under MMC Capital's Long Term Incentive Plan ("LTIP") Mr. Davis and Mr. Greenberg have received various awards, including carried interests. The LTIP currently operates as an incentive compensation pool that varies in amount based on the extent of MMC's investment return and fees from originating, structuring and managing certain insurance and related industry investments in which MMC has direct or indirect interests. As of December 31, 2001, the estimated value of Mr. Greenberg's and Mr. Davis' interest in any future payouts under the LTIP (including their carried interests) aggregated approximately $2.5 million and $1.8 million, respectively, in each case based on a liquidation value as of that date and subject to realization of estimated returns and including awards with respect to fees received and realized gains not yet distributed. The vesting schedule for carried interest awards made under the LTIP were determined at the date of grant and will accelerate upon a change in control of MMC (as described in footnote 3 above), a change in control of MMC Capital (defined to mean that MMC no longer owns more than 50% of MMC Capital), or upon the retirement, death or disability of the participating executive.

     In addition, in 1999, Mr. Greenberg purchased both general and limited partnership interests in the general partner of Trident II, and in 1999 and 2000, Mr. Davis purchased both general and limited partnership interests in the general partners of four private equity funds managed by MMC Capital, including Trident II. These purchases were on an after-tax, out-of-pocket basis. In connection with these partnership interests, Mr. Greenberg and Mr. Davis received participations in carried interests in these funds. In 2000, Mr. Greenberg and Mr. Davis received $237,267 and $382,562, respectively, in connection with their carried interests. At this time, it is not meaningful to project values of the carried interest participations. The carried interests are subject to reduction or forfeiture in connection with terminations of employment. However, in the event of a change in control of MMC or MMC Capital prior to a termination of employment other than for cause, the carried interests cannot be so reduced or forfeited, even with respect to subsequent investments. From time to time, Mr. Greenberg and Mr. Davis may be excused from participating in a particular investment (such as Mr. Greenberg from the Trident II investment in Sedgwick CMS Holdings, Inc.) in order to avoid the appearance of any inappropriate remuneration or as otherwise deemed advisable. See "Transactions with Management and Others; Other Information". Additionally, in 1999 and 2000, Messrs. Greenberg, Lasser, Sinnott, Coster, and Davis, either in their capacities as employees of MMC or its subsidiaries or as directors of MMC, purchased, on an after-tax, out-of-pocket basis, limited partnership interests in one or more funds that invest in or alongside private equity funds managed by MMC subsidiaries and affiliated firms. Neither these individuals nor their funds are required to pay a carried interest or other fee, except in some cases an administrative fee, in connection with these investments.

(5) Represents for 2001 (a) MMC matching contributions under the Stock Investment Plan of $7,010 for Mr. Greenberg, $7,838 for Mr. Sinnott, $9,963 for Mr. Coster, $10,000 for Mr. Cabiallavetta and $3,000 for Mr. Davis, and under the Stock Investment Supplemental Plan of $41,892 for Mr. Greenberg, $43,463 for Mr. Sinnott, $44,900 for Mr. Coster, $36,200 for Mr. Cabiallavetta and $29,001 for Mr. Davis and (b) contributions by Putnam Investments of $25,500 to the Putnam Profit Sharing Retirement Plan and $124,500 to the Putnam Executive Deferred Compensation Plan for Mr. Lasser. Additionally, Mr. Lasser received $103,000 from MMC for his service as a trustee of the Putnam Funds.

(6) At December 31, 2001, Mr. Lasser had 152,500 restricted stock units of Putnam Class B Shares with an estimated aggregate value of $11,371,925. All grants of Putnam restricted stock units include the right to dividend equivalents that are equal in value to dividends paid on the outstanding Class A Shares of Putnam. The Putnam restricted stock units vest at a rate of 25% a year beginning with the first anniversary of the date of the grant. Upon the happening of certain corporate events affecting Putnam or MMC, vesting of shares of Putnam restricted stock units may be accelerated.

(7) Mr. Lasser was granted Putnam options, which become exercisable 25% a year beginning one year from the date of grant. The exercise price of the Putnam options may be paid in cash or in Class B Shares of Putnam. Upon the happening of certain corporate events affecting Putnam or MMC, all Putnam options will become fully exercisable.

STOCK OPTION GRANTS IN 2001

     The following table sets forth certain information concerning MMC stock options granted during 2001 to the Chief Executive Officer and each of the other five most highly compensated executive officers of MMC. The table also sets forth certain information concerning stock options to purchase Putnam Class B Shares granted to Mr. Lasser in 2001.

                                         INDIVIDUAL GRANTS(1)
                          -------------------------------------------------      POTENTIAL REALIZABLE VALUE
                           NUMBER OF    % OF TOTAL                               AT ASSUMED ANNUAL RATES OF
                          SECURITIES      OPTIONS                                 STOCK PRICE APPRECIATION
                          UNDERLYING    GRANTED TO  EXERCISE                         FOR OPTION TERM(2)
                            OPTIONS      EMPLOYEES   PRICE       EXPIRATION  --------------------------------
NAME                        GRANTED       IN 2001    ($/SH)          DATE        5% ($)            10%($)
------                    -----------   ----------  --------     ----------  --------------    --------------
Jeffrey W. Greenberg ...... 200,000         2.5%      92.20       03/14/20      1111,596,817       29,388,611
Lawrence J. Lasser ........  50,000         0.6%      92.20       03/14/20      112,899,204         7,347,153
                             50,000(3)      5.5%     106.27       03/10/20      113,341,632         8,468,351
John T. Sinnott ...........  60,000         0.8%      92.20       03/14/20      113,479,045         8,816,583
Peter Coster ..............  70,000         0.9%      92.20       03/14/20      114,058,886        10,286,014
Mathis Cabiallavetta ...... 100,000         1.3%      92.20       03/14/20      115,798,408        14,694,305
Charles A. Davis .......... 100,000         1.3%      92.20       03/14/20      115,798,408        14,694,305
MMC Stockholders(4) .......                                                  15,906,586,695    40,310,413,750

----------
(1) The MMC stock options become exercisable 25% a year beginning one year from the date of grant. The option exercise price may be paid in cash or in shares of common stock. In the event of a change in control of MMC (as described in footnote 3 to the "Summary Compensation Table" above), all stock options will become fully exercisable and vested, and any restrictions contained in the terms and conditions of the option grants shall lapse. If any payments made in connection with a change in control are subject to the excise tax imposed under the Federal tax laws, MMC will increase the option holder's payment as necessary to restore such option holder to the same after-tax position had the excise tax not been imposed.

(2) The dollar amounts are the result of calculations at the 5% and 10% growth rates set by the SEC; the rates are not intended to be a forecast of future stock price appreciation. A zero percent stock price growth rate will result in a zero gain for all optionees.

(3) Mr. Lasser was granted an option to acquire Putnam Class B Shares which become exercisable 25% a year beginning on March 10, 2002. The fair market value of each Putnam Class B Shares on the date of grant was $106.27.

(4) The dollar amounts are included for comparative purposes to show the gain that would be achieved by the holders of the outstanding stock of MMC at the assumed stock price appreciation rates at the end of the 10-year term of the MMC options granted on March 15, 2001 at an exercise price of $92.20.

AGGREGATED STOCK OPTION EXERCISES IN 2001 AND STOCK OPTION VALUE AT DECEMBER 31, 2001


     The following table sets forth certain information concerning stock options exercised during 2001 by the Chief Executive Officer and each of the other five most highly compensated executive officers of MMC and the number and value of specified unexercised options at December 31, 2001. The value of unexercised in-the-money stock options at December 31, 2001 shown below is presented pursuant to SEC rules and, with respect to MMC stock, is based on the December 31, 2001 closing price on the New York Stock Exchange of $107.45 per share and, with respect to the Putnam Class B Shares, is based on an agreed valuation methodology for determining fair market value which at December 31, 2001 was $74.57 per share. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the stock relative to the exercise price per share at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                                                             NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                 UNEXCERCISED OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                   SHARES                           DECEMBER 31, 2001                     DECEMBER 31, 2001
                                ACQUIRED ON      VALUE     ----------------------------------    ---------------------------------
NAME                            EXERCISE (#)  REALIZED ($)  EXERCISABLE (#)  UNEXERCISABLE (#)    EXERCISABLE ($)  UNEXERCISABLE($)
----                            ------------  ------------  ---------------  -----------------    ---------------  ----------------
Jeffrey W. Greenberg                   --             --        440,000           440,000           26,129,094         7,911,594
Lawrence J. Lasser                 15,000      1,147,538        135,000            50,000            7,996,688           762,500
                                       --             --        377,500(1)        102,500(1)         9,612,250                 0
John T. Sinnott                    50,000      3,791,709        221,250           133,750           13,482,687         2,408,500
Peter Coster                      120,000      9,160,400        238,750           151,250           14,630,093         2,593,906
Mathis Cabiallavetta                   --             --         50,000           200,000              819,374         2,563,749
Charles A. Davis                       --             --         95,000           215,000            3,123,531         3,390,656

----------
(1)  Represents options to acquire Putnam Class B Shares.

UNITED STATES RETIREMENT PROGRAM

     MMC maintains a United States retirement program consisting of the Marsh & McLennan Companies Retirement Plan, a non-qualified Benefit Equalization Program and a non-qualified Supplemental Retirement Program.

     The following table shows the estimated annual straight-life annuity benefit payable (or in the case of those covered by the Benefit Equalization and Supplemental Retirement Programs, the before-tax equivalents of the after-tax benefits received) under these retirement programs to employees with the specified Maximum Average Salary (average salary over the 60 consecutive months of employment that produces the highest average) and specified years of service upon retirement at age 65, after giving effect to adjustments for Social Security benefits:

                                       YEARS OF SERVICE
                 ---------------------------------------------------------------
MAXIMUM

AVERAGE SALARY        5           10          20           30            40
--------------   ---------------------------------------------------------------
$800,000            $76,016    $152,032    $304,064      $444,080       $524,080
$900,000            $86,016    $172,032    $344,064      $502,080       $592,080
$1,000,000          $96,016    $192,032    $384,064      $560,080       $660,080
$1,100,000         $106,016    $212,032    $424,064      $618,080       $728,080
$1,200,000         $116,016    $232,032    $464,064      $676,080       $796,080
$1,300,000         $126,016    $252,032    $504,064      $734,080       $864,080
$1,400,000         $136,016    $272,032    $544,064      $792,080       $932,080
$1,500,000         $146,016    $292,032    $584,064      $850,080     $1,000,080
$1,600,000         $156,016    $312,032    $624,064      $908,080     $1,068,080
$1,700,000         $166,016    $332,032    $664,064      $966,080     $1,136,080
$1,800,000         $176,016    $352,032    $704,064    $1,024,080     $1,204,080


     The compensation of participants used to calculate the retirement benefit consists of regular salary as disclosed in the "Salary" column of the Summary Compensation Table and excludes bonuses and other forms of compensation not regularly received. For the six individuals named above, other than Mr. Lasser who participates in the Putnam Profit Sharing Retirement Plan and related plans and not in MMC's U.S. retirement program, the 2001 compensation used to calculate the Maximum Average Salary and the number of years of credited service are as follows: Mr. Greenberg, $1,200,000, 6 years; Mr. Sinnott, $900,000, 39 years; Mr. Coster, $950,000, 40 years; Mr. Cabiallavetta, $800,000, 3 years; and Mr. Davis, $800,000, 4 years. Mr. Lasser is also entitled to receive a special retirement benefit in accordance with the terms of the Lasser Agreement. See "Employment Agreement" above.

                          COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY, POLICIES AND PLANS FOR EXECUTIVE OFFICERS

     MMC is a professional services firm with businesses having distinct economic characteristics, marketplaces and operating conditions. The leadership position attained over time by MMC's operating subsidiaries in their respective businesses in terms of services provided, market share, revenue, profitability and rate of growth has been earned largely through the selection, training and development of top caliber executive, managerial and professional talent. Ongoing investment in the firm's human capital has produced favorable long-term returns to MMC stockholders. Therefore, it is critical to the ongoing success of MMC that its executives continue to be among the most highly qualified and talented professionals available in their respective business segments to lead the organization in the creation of stockholder value.

     The Compensation Committee of the Board, all of whose members are disinterested outside directors, is charged by MMC's by-laws with ensuring that MMC's compensation philosophy and policies, which are intended to attract, retain and motivate highly capable and productive employees, are in MMC's best interests. To that end, MMC's executive compensation program is designed to reinforce business strategies, reflect marketplace practices and dynamics, and provide cost and tax effective forms of remuneration. The Committee reviews the program regularly to consider and implement any changes necessary to achieve these ongoing objectives. MMC's philosophy regarding incentives and rewards is implemented through compensation policies and plans intended to enhance financial performance in a highly competitive marketplace, which includes competition from privately-held firms offering attractive equity ownership opportunities. In terms of compensation data, the Committee periodically reviews the levels of executive compensation from a number of survey sources, with a focus on pay data available relating to professional talent among MMC's businesses. In addition, the Committee periodically evaluates chief executive officer compensation by comparing it to data developed from a selected group of 20 major corporations in professional services, diversified financial, banking and insurance sectors. This selective grouping is broader than the peer grouping in the Comparison of Cumulative Total Stockholder Return in order to obtain a meaningful representation of competitive compensation practices and levels for senior executive positions.

     The Chief Executive Officer of MMC heads a group of senior management officers, most of whom are executives of MMC's operating subsidiaries. These senior officers participate in various compensation plans and are paid in accordance with award guidelines and performance criteria that reflect overall MMC and individual operating unit performance. The plans, which include short-term and long-term elements, are intended to be retrospective, reflecting prior individual and organizational performance, as well as prospective, providing motivation and rewards for achieving future success. Such compensation is designed to reflect the combined annual and long-term performance of MMC, the operating subsidiary and the employee. Moreover, individual contributions by these executives are assessed in the context of a top management team that views itself as a professional partnership.

     Members of the senior management group of Putnam Investments participate in a different compensation program, which is based on competitive practices in the investment management industry. In terms of annual incentives, these employees are eligible for bonuses that are determined based on the absolute and incremental profit of Putnam. With regard to long-term incentives, these employees are eligible to receive periodic awards of Putnam restricted stock and stock options with respect to Class B shares of Putnam. Since employees of Putnam participate in a separate compensation program, statistics provided in the following sections of this report relating to the compensation of MMC's senior management group exclude Putnam employees.

SHORT-TERM COMPENSATION (SALARY AND ANNUAL INCENTIVE AWARDS)

     With regard to short-term compensation, salaries are reviewed annually, and increases are granted by the Committee on a discretionary basis in consideration of current individual and organizational performance, role, affordability and market-place practices. Organizational performance refers to the business unit's success in achieving business objectives and addressing conditions affecting long-term growth and profits. For participants in the senior management compensation program, salaries are compared to the top quartile of the relevant marketplace, with aggregate annual cash compensation adjusted to reflect MMC's performance. Salaries accounted for 34% of total compensation (excluding stock options) in 2001 for MMC's senior management group.

     The size of the incentive award pool for senior management cash bonuses is based on earnings and reflects MMC's net operating income growth. However, the Committee may, in its sole discretion, authorize a payout of less than the full bonus pool. In this regard, a specific target level is not established for the award pool, nor, absent any contractual obligations, are minimum award levels guaranteed for bonus recipients. With respect to individual award determinations, such assessments by the Committee are largely judgmental, not formulaic, weighing the Chief Executive Officer's recommendation and evaluation as to the executive's managerial and professional role within the organization, relative contribution (compared with the internal peer group) to the firm's operations and earnings growth, and marketplace compensation levels. For 2001, bonus awards at Putnam Investments reflected the financial performance of that business, while awards to executives in MMC's other businesses were, on average, 3 percentage points above 2000 as a percentage of salary. For MMC's senior management group, individual bonuses constituted 33% of total compensation (excluding stock options) for 2001.

LONG-TERM COMPENSATION (RESTRICTED STOCK, RESTRICTED STOCK UNIT AND
  STOCK OPTION AWARDS)

     It is the Committee's strongly held belief that the continuing success of MMC is dependent on the effectiveness of programs intended to retain and motivate its executives. Accordingly, long-term compensation is designed to recognize the individual's past and potential future contributions to the organization, and to link the executive's financial interests with those of stockholders by fostering stock ownership. Such equity ownership opportunities for MMC executives are made available through plans that provide for restricted stock, restricted stock unit and stock option grants. Moreover, in order to help promote retention of key talent through stock ownership that is at risk, ownership rights to restricted stock, restricted stock units and stock options are acquired over time. In addition, under voluntary deferral programs, a supplemental equity award with vesting requirements may be granted as an incentive for long-term stock ownership.

     Within this framework, absent a contractual obligation, the size of each executive's equity grants is determined at the sole discretion of the Committee. Such determinations include consideration of MMC's future profit performance expectations and the individual's organizational role, current performance and potential to contribute to the long-term success of MMC, as well as review and consideration of the competitive practices on which award guidelines are based. These considerations, and not prior stock-based awards or MMC stock ownership targets, determine the size of stock grants to individuals.

     Most members of MMC's senior management group are eligible to receive annual discretionary restricted stock grants on the basis described above. In 2001, such awards for this group accounted for 21% (including supplemental equity awards as described above) of total compensation (excluding stock options).

     A select number of participants from the executive group are also eligible for an annual discretionary grant of restricted stock units, which are deferred stock-based awards. The awards reflect MMC's earnings and growth, with individual grants based on the subjective factors outlined above including each executive's organizational role and performance. Historically, the grant value of individual awards has ranged from approximately 50% to 150% of the executive's cash bonus. Units earned are distributable in shares and generally vest after completion of three years of service from the date of grant. The restricted stock units granted in 2001 to MMC's senior management group made up 12% of total compensation (excluding stock options) for the year.

     Stock options are another equity element of senior management compensation. Members of the executive group are eligible for option grants on an annual basis. Such grants are made without reference to present holdings of unexercised options or appreciation thereon. The size of an individual grant reflects the factors discussed earlier including organizational role, performance and marketplace practices.

TAX CONSIDERATIONS

     As noted above, MMC's executive compensation program is designed to be cost and tax effective. The Committee's policy is to take actions that it deems to be in the best interest of MMC and its stockholders, recognizing, however, that payment of compensation may not in all instances qualify for tax deductibility because of the restrictions set forth in Section 162(m) of the Internal Revenue Code.

BASIS FOR CEO COMPENSATION

     Both the quantitative and qualitative criteria referenced earlier are applied in assessing the performance and determining the compensation of the Chairman and Chief Executive Officer of MMC, Jeffrey W. Greenberg. Current and long-term financial performance of MMC, information which is available to all MMC stockholders, are major factors in arriving at the compensation determinations made by the Committee relative to Mr. Greenberg. Consideration is also given to his leadership and influence on the long-term strength and performance of MMC.

     The annual base salary for Mr. Greenberg during 2001 was $1,200,000, unchanged since January 1, 2000. With regard to cash bonus, Mr. Greenberg participates in the same MMC annual incentive plan as MMC's senior management group. His 2001 cash bonus award under the plan was $2,500,000.

     In connection with long-term compensation, Mr. Greenberg was granted 9,100 shares of restricted stock in 2001 under terms previously described. In addition, Mr. Greenberg was granted 14,613 restricted stock units in connection with his 2000 cash bonus. The combined value of his restricted stock and restricted stock unit grants was $2,339,118. In addition, Mr. Greenberg was granted 200,000 stock options during 2001.

     Mr. Greenberg also participates in the MMC Capital Long Term Incentive Plan, which is structured to reflect compensation practices in the private equity investment industry. In addition, in 1999 Mr. Greenberg received a carried interest in Trident II as a result of owning partnership interests in the general partner of Trident II. In 2001, Mr. Greenberg did not receive any cash payment in connection with such carried interest or under the LTIP although the Compensation Committee has approved a payout under the LTIP in respect of a 2001 transaction involving a portfolio company of Trident II.

     Based on the previously referenced review of chief executive officer compensation for 2000 (latest data available), Mr. Greenberg's 2001 cash compensation was positioned at approximately the 50th percentile of the 2000 market survey group, and his long-term compensation (including any long-term incentive plan payouts but excluding stock options) was at about the 75th percentile of the 2000 survey market. Mr. Greenberg was granted 200,000 stock options during 2001, and the size of this grant approximated the 50th percentile of the 2000 survey market. Total compensation for Mr. Greenberg in 2001, which includes all elements of pay from the Summary Compensation Table except stock option grants, was at about the 55th percentile of the 2000 survey market.


                     SUBMITTED BY THE COMPENSATION COMMITTEE
                           OF MMC'S BOARD OF DIRECTORS

Lewis W. Bernard             Robert F. Erburu          The Rt. Hon. Lord Lang of
                                                              Monkton, DL

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
  COMPENSATION DECISIONS

     Mr. Ray J. Groves was a member of the Compensation Committee of the Board prior to becoming an employee of MMC in August 2001.


COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

     The following graph compares MMC's cumulative total stockholder return on its stock (assuming reinvestment of dividends) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on a Company-constructed composite industry index, consisting of Aon Corporation, Arthur J. Gallagher & Co., Franklin Resources, Inc. and T. Rowe
Price Group, Inc., over the five-year period from December 31, 1996 through December 31, 2001.

                              [LINE CHART OMITTED]

                             1996     1997     1998     1999     2000     2001

MMC                           100      148      178      298      371      348
S&P 500                       100      133      171      208      189      166
Composite Industry Index      100      161      144      157      176      190

     Assumes $100 invested on December 31, 1996 with dividends reinvested.

                        TRANSACTIONS WITH MANAGEMENT AND
                            OTHERS; OTHER INFORMATION

     From time to time, in the ordinary course of business and on commercial terms, MMC and its subsidiaries may provide services to, or in connection with transactions involving, investment funds and their portfolio companies managed or advised by MMC Capital, in which various executive officers and directors of MMC have direct or indirect interests. Such services include acting as an insurance or reinsurance broker or providing consulting services. The aggregate amount received for all such services rendered in 2001 by MMC and its subsidiaries was approximately $30 million. This includes $22 million in fees received (net of a credit to management fees owed from Trident II) as compensation for services from a portfolio company of Trident II. A portion of the fees received by MMC Capital or its subsidiaries from portfolio companies for transaction, management or other advisory services is dedicated to the LTIP pool described in footnote 4 to "Executive Compensation--Summary Compensation Table".

     Following MMC's acquisition of Sedgwick Group plc in 1998, MMC commenced a process to sell certain Sedgwick-owned insurance companies that were in run-off. During 2000, MMC reached an agreement in principle to sell all of the outstanding stock of two of these entities, River Thames Insurance Company Limited and Overseas Reinsurance Corporation Limited, to a joint venture formed by The Enstar Group, Inc. and Castlewood Limited, a Bermuda based insurance services provider. A definitive agreement for the sale of the companies was executed in June 2001 and, following receipt of regulatory approval, the transaction was closed on November 29, 2001. In connection with the closing, a minority interest in River Thames was purchased and resold by MMC and additional capital contributions were made by MMC and the joint venture to Overseas Re. Sedgwick had previously provided guarantees with respect to certain obligations of these insurance companies. One guarantee was commuted. It is expected that in connection with this transaction certain reinsurance protection will be purchased for one of the other guarantees. The (pound-sterling)10.6 million purchase price paid on clOSING was based on the adjusted combined book value of the two entities as of December 31, 2000 and was approved by MMC's Chief Financial Officer Sandra S. Wijnberg and reported to the MMC Board. In October 2001, Trident II and Enstar each agreed to purchase one-third of the economic interest in Castlewood and, in connection with that transaction, Enstar agreed to transfer its interest in the joint venture to Castlewood. The sale of the two insurance companies by MMC to the joint venture and the investment by Trident II in Castlewood closed on November 29, 2001.

     Marsh USA Inc., a wholly owned subsidiary of MMC, and Trident II are owners of Sedgwick Claims Management Services ("SCMS"), with Marsh USA owning a 56% interest , Trident II owning a 39% interest and the balance owned by SCMS management. SCMS is part of MMC's consolidated reporting group. On December 14, 2001 MMC made an intercompany loan of $10 million to SCMS on commercial terms. The loan is to be repaid in eleven quarterly payments of $500,000 plus interest, with the balance due on December 14, 2004. The loan proceeds were used to partially fund a $29.2 million distribution by SCMS to its stockholders. In addition, pursuant to the original sale contract for the stock of SCMS between Marsh USA and Trident II, Marsh USA has the right to repurchase, on October 29, 2003, all of the SCMS shares held by Trident II, provided that Marsh USA made a $5 million payment to Trident II on or before December 31, 2001. Marsh USA exercised its right to retain this call option in December 2001. Mr. Greenberg has been excused from participating in Trident II's investment in SCMS.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires MMC's directors and executive officers, and persons who own more than ten percent of the common stock of MMC, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of MMC stock. Such persons are also required by SEC regulation to furnish MMC with copies of all Section 16(a) forms they file. To MMC's knowledge, based solely on a review of the copies of such reports furnished to MMC and written representations that no other reports were required, during 2001 all Section 16(a) filing requirements applicable to such individuals were complied with except for one report covering one transaction filed late by Mr. Davis.

ITEM 2

                      RATIFICATION OF DELOITTE & TOUCHE LLP
                             AS INDEPENDENT AUDITORS

     The Board, upon the recommendation of the Audit Committee, has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of MMC for the fiscal year ending December 31, 2002. Deloitte & Touche LLP acted as MMC's independent auditors for the year ended December 31, 2001. Representatives of Deloitte & Touche LLP will attend the meeting, will have an opportunity to make a statement if desiring to do so and will be available to answer any pertinent questions.

     The affirmative vote of a majority of the shares of MMC stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP. The Board recommends you vote FOR this proposal.

AUDIT FEES

     The aggregate fees for professional services rendered by MMC's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte & Touche") for the audit of MMC's annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the financial statements included in MMC's Quarterly Reports on Form 10-Q for that fiscal year were $8,396,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The aggregate fees for professional services rendered by Deloitte & Touche for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001 were $2,875,000. These fees related to Marsh Inc. financial system implementation assistance services.

ALL OTHER FEES

     The aggregate fees for services rendered by Deloitte & Touche to MMC, other than the services described above, for the fiscal year ended December 31, 2001 were $8,189,000. This includes $2,138,000 for audit related fees, including fees for audits of employee benefit plans, computer audit services, agreed-upon procedures and other accounting and advisory services. It also includes $6,051,000 for tax consulting and compliance services, administrative services related to regulatory compliance, non-financial information system services and other non-audit related services.

                             AUDIT COMMITTEE REPORT

     The primary function of the Audit Committee is to assist the Board of Directors in its oversight of MMC's financial reporting process. The Committee operates pursuant to a Charter approved by the MMC Board. Management is responsible for MMC's financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of MMC's financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

     In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2001 with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, has considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

     It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions do not assure that the audit of MMC's financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

     Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements referred to above be included in MMC's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

                        SUBMITTED BY THE AUDIT COMMITTEE
                           OF MMC'S BOARD OF DIRECTORS

               Oscar Fanjul                           Gwendolyn S. King
             Stephen R. Hardis                          Adele Simmons


                            SOLICITATION OF PROXIES

     The Board hereby solicits proxies for use at the 2002 Annual Meeting and at any adjournment thereof. Stockholders who execute a proxy may still attend the meeting and vote in person. A proxy may be revoked at any time before it is voted by giving to the Secretary of MMC, at MMC's principal executive offices indicated above, written notice bearing a later date than the proxy, by submission of a later dated proxy or by voting in person at the meeting. Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the meeting will not revoke a proxy which was previously submitted to MMC.

     The cost of this proxy solicitation is borne directly by MMC. Georgeson Shareholder Communications Inc. has been retained to assist in the proxy solicitation at a fee of approximately $10,000, plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone, e-mail and by facsimile by MMC's directors, officers and other employees. Such persons will receive no additional compensation for such services. MMC will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

                              MULTIPLE SHAREHOLDERS
                            SHARING THE SAME ADDRESS

     In accordance with a notice sent earlier this year to certain street-name shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received contrary instructions from any shareholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, they may telephone Corporate Development at (212) 345-5475 or write to Corporate Development, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Corporate Development in the same manner.

                         STOCKHOLDER AND OTHER PROPOSALS

     Stockholders who wish to present a proposal and have it considered for inclusion in MMC's proxy materials for the 2003 Annual Meeting of Stockholders of MMC must submit such proposal in writing to MMC in care of the Secretary of MMC on or before November 30, 2002.

     Stockholders who wish to present a proposal at the 2003 Annual Meeting that has not been included in MMC's proxy materials must submit such proposal in writing to MMC in care of the Secretary of MMC. Any such notice received by the Secretary of MMC on or after February 15, 2003 shall be considered untimely under the provisions of MMC's bylaws governing the presentation of proposals by stockholders. In addition, the by-laws of MMC contain further requirements relating to the timing and content of the notice which stockholders must provide to the Secretary for any nomination or matter to be properly presented at a stockholders meeting.

By order of the Board of Directors,


/s/ Gregory Van Gundy

Gregory Van Gundy
Secretary

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036-2774

PROXY                                                                      PROXY

                        MARSH & MCLENNAN COMPANIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           FOR THE 2002 ANNUAL MEETING

FOR ALL STOCKHOLDERS

         The undersigned hereby appoints Jeffrey W. Greenberg and William L. Rosoff proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the annual Meeting of Stockholders of Marsh & McLennan Companies, Inc. to be held on Thursday, May 16, 2002 at 10:00 a.m. (New York City time) in the auditorium, 2nd Floor, 1221 Avenue of the Americas, New York, New York and at any adjournment thereof.

FOR STOCKHOLDERS WHO ARE ALSO PARTICIPANTS IN MARSH & McLENNAN COMPANIES STOCK INVESTMENT PLAN, THE SEDGWICK SAVINGS AND INVESTMENT PLAN AND THE PUTNAM INVESTMENTS PROFIT SHARING RETIREMENT PLAN

         This card also constitutes the confidential voting instructions of the participants in the Marsh & McLennan Companies Stock Investment Plan, the Sedgwick Savings and Investment Plan and The Putnam Investments Profit Sharing Retirement Plan. By signing and returning this card, the undersigned directs the Trustees under each Plan, to vote in person or by proxy all shares of stock of Marsh & McLennan Companies, Inc. (the "Company") allocated to the undersigned under said Plans upon all matters at the Annual Meeting of Stockholders of the Company on May 16, 2002 and at any adjournment thereof. Provided this card is received by May 10, 2002, voting rights will be exercised by the Trustees as directed or, if not specifically directed, FOR the items stated herein. Under the Plans, the Trustees shall vote all other shares in the same proportion as those shares for which it has received a signed instruction card.

                                                INSPECTORS OF ELECTION
                                                P.O. BOX 11466
                                                NEWARK, N.J.  10203-0466

1.       Election of Directors                  FOR all nominees
                                                listed below    _____

         WITHHOLD AUTHORITY to vote             *FOR ALL
         for all nominees listed below _____    EXCEPT ____


         Nominees:  Jeffrey W. Greenberg,  Stephen R. Hardis,  The Rt. Hon. Lord
                    Lang of Monkton, DL, Morton O. Schapiro, Adele Simmons, A.J.C. Smith

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
            --------------------------------------------------------------------

2.       Ratification of Deloitte & Touche LLP as independent auditors for 2002.

         FOR   _____                AGAINST   _____             ABSTAIN   ______

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1 AND
         2. IN THEIR DISCRETION THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT THEREOF.

              I AGREE TO ACCESS FUTURE PROXY     CHANGE OF ADDRESS AND
              STATEMENTS AND ANNUAL REPORTS      OR COMMENTS MARK HERE     ____
              ELECTRONICALLY. ______

                                                 Sign here as name(s)  appear on
                                                 card.

                                                 The signer  hereby  revokes all
                                                 proxies heretofore given by the
                                                 signer to vote at said  meeting
                                                 or any adjournments thereof. If
                                                 signing  for a  corporation  or
                                                 partnership    or   as   agent,
                                                 attorney or fiduciary, indicate
                                                 capacity   in  which   you  are
                                                 signing.

                                                 Dated: __________________, 2002

                                                 _______________________________

                                                 _______________________________

                                                 Votes must be indicated
                                                 (x) in Black or Blue ink. _____

PLEASE RETURN THS CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE

[MMC          VOTE BY TELEPHONE OR INTERNET OR MAIL
  LOGO]                  24 HOURS A DAY - 7 DAYS A WEEK
                            It's Fast and Convenient
--------------------------------------------------------------------------------
--------------------------------        -----------------------------------
            TELEPHONE                                  INTERNET
           866-358-4700            OR     http://www.proxyvotenow.com/mmc     OR
--------------------------------        -----------------------------------

o  Use any touch-tone telephone.        o  Go  to  the  website  address
                                           listed above.
o  Have your Proxy Form in hand.
                                        o  Have your Proxy Form in hand.
o  Enter  the  control   number,
   located in the box below.            o  Enter  the  control   number,
                                           located in the box below.
o  Follow  the  simple  recorded
   instructions.                        o  Follow       the       simple
                                           instructions.

---------------------------------------

                 MAIL
---------------------------------------

o  Mark,  sign and date your  Proxy
   Form.

o  Detach card from Proxy Form

o  Return    the    card   in   the
   postage-paid envelope provided.

                                                 Your telephone or Internet vote
                                                 authorizes the named proxies to
                                                 vote  your  shares  in the same
                                                 manner as if you marked, signed
                                                 and  returned  your Proxy Form.
                                                 If  you  have   submitted  your
                                                 proxy  by   telephone   or  the
                                                 Internet  there  is no need for
                                                 you to  mail  back  your  Proxy
                                                 Form.

                                                 -------------------------------
         800-358-4700                                     CONTROL NUMBER
         CALL TOLL-FREE TO VOTE                   FOR TELEPHONE/INTERNET VOTING
                                                 -------------------------------


   \/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \/
--------------------------------------------------------------------------------

                     MARSH & MCLENNAN STOCK INVESTMENT PLAN
                              FOR BERMUDA EMPLOYEES

                     2002 ANNUAL MEETING OF STOCKHOLDERS OF
                        MARSH & McLENNAN COMPANIES, INC.

                             NOTICE TO PARTICIPANTS


      As a participant in the Marsh & McLennan Stock Investment Plan for Bermuda Employees, you have the right to direct The Bank of Butterfield Executor & Trustee Company Ltd., the Custodian under the Plan, how to vote the shares of MMC common stock allocated to your account at the 2002 Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc.

      The Annual Meeting will be held on May 16, 2002. Information regarding the Annual Meeting is set forth in the enclosed Proxy Statement. Also enclosed is MMC's 2001 Annual Report.

      Please specify how your shares are to be voted by completing and signing the Confidential Voting Instructions on the reverse side hereof and returning them to the Custodian in the envelope provided. Your instructions to the Custodian will be kept confidential. Instructions must be received by May 10, 2002 in order for them to be tabulated for voting by the Custodian at the Annual Meeting.

                                            Very truly yours,

                                            The BANK OF BUTTERFIELD EXECTOR &
                                            TRUSTEE COMPANY LTD. - Custodian

                     MARSH & MCLENNAN STOCK INVESTMENT PLAN
                              FOR BERMUDA EMPLOYEES
                        CONFIDENTIAL VOTING INSTRUCTIONS
                                      2002

      The undersigned hereby directs the Custodian to vote all of the shares of common stock of Marsh & McLennan Companies, Inc. allocated to the undersigned under the Plan as follows:

IF NO DIRECTION IS MADE, THE CUSTODIAN WILL VOTE THE SHARES FOR ITEMS 1 AND 2.

1.    To elect six persons to serve as directors - Nominees:

      Jeffrey W. Greenberg, Stephen R. Hardis, The Rt. Hon. Lord Lang of Monkton, DL, Morton O. Schapiro, Adele Simmons, A.J.C. Smith

            (Mark one)


            [_]  FOR all nominees

            [_]  FOR all nominees except ______________________

            [_]  WITHHOLD for all nominees

2.    Ratification of Deloitte & Touche LLP as independent auditors for 2002.

            [_]  FOR              [_]  AGAINST              [_]  ABSTAIN


And to vote on such other business as may properly be brought before the meeting.

                 Signed........................................

                 ..............................................

                 Dated..................................., 2002